                                                                     EXHIBIT 8.1

           FORM OF OPINION OF MORRISON COHEN SINGER & WEINSTEIN, LLP
                    (RELATING TO FEDERAL INCOME TAX MATTERS)



                                                             _____________, 2001



Shaffer Asset Management, Inc.
925 Westchester Avenue
White Plains, New York  10604


                     Re: REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:


         We have acted as your special tax counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of Amendment No. 5 to a registration statement on Form S-1 on or about October __, 2001 (the "Registration Statement") relating to units of limited partner interest in Shaffer Diversified Fund, LP, a Delaware limited partnership (the "Partnership").


         We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion, including the Registration Statement and the proposed form of Amended and Restated Agreement of Limited Partnership of the Partnership to be executed by the general partner and all limited partners (the "Limited Partnership Agreement"). We have assumed that the Registration Statement and the Limited Partnership Agreement contain an accurate and complete description of all facts and circumstances relevant to the activities of the Partnership and that the activities of the Partnership will be conducted in accordance with the terms of the Limited Partnership Agreement.

         Our opinions are based upon the Internal Revenue Code of 1986, as currently in effect, Treasury Regulations promulgated or proposed thereunder, and judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in applicable law, or in any of the facts or circumstances described in the Registration Statement, or inaccuracies in any of the statements or assumptions on which we relied, may affect the conclusions expressed herein.

         We also note that the tax matters relating to the operation of the Partnership described in the Registration Statement are complex and are subject to varying interpretations. Thus, there can be no assurance that the Internal Revenue Service would not take positions in conflict with the opinions we express herein, which positions might ultimately be sustained by the courts.

         Based upon the foregoing, we hereby confirm our opinion expressed under the caption "Federal Income Tax Considerations" in the prospectus included within the Registration Statement that the Partnership will be treated as a partnership for federal income tax purposes in any taxable year as long as 90 percent or more of the Partnership's gross income for such year and for all prior years in which it otherwise would have been treated as a "publicly traded partnership" consists of "qualifying income" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended.

         We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Considerations" in the prospectus correctly describes, subject to the uncertainties referred to therein, the material federal income tax consequences to an individual taxpayer who is a United States resident resulting from an investment in the Partnership.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm including in or made a part of the Registration Statement.

                                                     Very truly yours,

                                        2